UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2013 (April 24, 2013)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On April 24, 2013, in connection with the closing of the previously announced sale by Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), of 100% of the capital stock of Eagle Ford Hunter, Inc., a Colorado corporation (“EFH”), and the issuance of 10,000,000 shares of common stock of Penn Virginia Corporation, a Virginia corporation (“PVA”), to the Company as part of the consideration for such sale, the Company and PVA entered into (i) a Registration Rights, Lock-up and Buy-back Agreement (the “Registration Rights Agreement”) and (ii) a Standstill Agreement.

Registration Rights Agreement

The Registration Rights Agreement provides that PVA will (i) file with the Securities and Exchange Commission, and maintain the effectiveness of for up to three years, a shelf registration statement covering the common stock of PVA received by the Company in connection with the closing of the sale of the capital stock of EFH (the “EFH Stock”), and (ii) grant the Company certain piggyback registration rights.  The Registration Rights Agreement further provides that, if PVA completes a public or private offering of its common stock, then, at the Company’s request, PVA will use (i) up to 50% of the net proceeds of such offering to repurchase the common stock of PVA held by the Company if such offering is completed before the shelf registration statement becomes effective and (ii) up to 25% of such proceeds if any such offering is completed during the one year period after such shelf registration statement becomes effective (or until such earlier date as the Company owns less than 5% of the outstanding common stock of PVA).

Standstill Agreement

Pursuant to the Standstill Agreement (i) the Company and its “Controlled Affiliates” (as defined in the Standstill Agreement) may not take certain actions intended to cause a change in control of PVA and (ii) the Company and its “Controlled Affiliates” have granted PVA an irrevocable proxy to vote the common stock of PVA held by them.  The Standstill Agreement will terminate after three years or when the Company beneficially owns less than 10% of the outstanding common stock of PVA or under certain other circumstances.

The foregoing description of the Registration Rights Agreement and the Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements.  Copies of the Registration Rights Agreement and Standstill Agreement are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated into this Item 1.01 by reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On April 24, 2013, the Company closed on its previously announced sale of the EFH Stock to Penn Virginia Oil & Gas Corporation, a Virginia corporation and subsidiary of PVA (“PVO&G”), pursuant to the Stock Purchase Agreement, dated as of April 2, 2013, by and among the Company, PVA and PVO&G.  Pursuant to the sale of the EFH Stock, PVO&G acquired, through its ownership of EFH, all of EFH’s ownership interests in EFH’s Eagle Ford Shale oil and gas properties in Gonzales and Lavaca Counties, Texas (the “Properties”). Prior to the closing of the sale of the EFH Stock, EFH transferred to a subsidiary of the Company all of the assets and properties held by EFH other than the Properties, including approximately 7,000 net mineral acres located in Fayette, Lee, and Atascosa Counties, Texas. The purchase price for the EFH Stock was comprised of (i) $361 million in cash and (ii) 10,000,000 shares of common stock of PVA (valued at $4.00 per share), before taking into account customary purchase price adjustments.  The effective date of the sale is January 1, 2013.

Item 7.01                                           Regulation FD  Disclosure.

On April 24, 2012, the Company issued a press release announcing that it had closed the sale of the EFH Stock. A copy of this press release is furnished and attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and Exhibit 99.1 to this Current Report on Form 8-K is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section, and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.                                        Financial Statements and Exhibits.

(b)                                 Pro Forma Financial Information

The pro forma financial information required by Article II of Regulation S-X with respect to the transaction described in Item 2.01 of this Current Report on Form 8-K will be filed by amendment to this Current Report on Form 8-K following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(d)                                 Exhibits

Exhibit No.	Description

10.1	Registration Rights, Lock-up and Buy-back Agreement, dated as of April 24, 2013, between Magnum Hunter Resources Corporation and Penn Virginia Corporation

10.2	Standstill Agreement, dated as of April 24, 2013, between Magnum Hunter Resources Corporation and Penn Virginia Corporation

99.1	Press Release, dated April 24, 2013

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: April 30, 2013	By:	/s/ Gary C. Evans
Name: Gary C. Evans
Title: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Registration Rights, Lock-up and Buy-back Agreement, dated as of April 24, 2013, between Magnum Hunter Resources Corporation and Penn Virginia Corporation

10.2	Standstill Agreement, dated as of April 24, 2013, between Magnum Hunter Resources Corporation and Penn Virginia Corporation

99.1	Press Release, dated April 24, 2013